As filed with the Securities and Exchange Commission on May 21, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2187059
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
11 West 42nd Street
New York, New York 10036
(Address of Principal Executive Offices)

Martha Stewart Living Omnimedia, Inc.
Omnibus Stock and Option Compensation Plan
(Full Title of the Plan)

Gregory E. Barton
General Counsel and Secretary
MARTHA STEWART LIVING OMNIMEDIA, INC.
11 West 42nd Street
New York, New York 10036
(212) 827-8000
(Name and Address and Telephone Number of Agent for Service)

Copy to:
Mitchell Zuklie, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount To Be	Offering	Aggregate Offering	Amount of
Registered	Registered (1)	Price Per Share (2)	Price (2)	Registration Fee
Class A Common Stock, $0.01 par value per share	10,000,000	$9.21	$92,100,000	$3,619.53
(Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be issued under the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan as a result of stock splits, stock dividends or similar transactions.
(2) Calculated solely for purposes of this offering under Rule 457(h)(1) of the Securities Act on the basis of the average of the high ($9.48) and low ($8.94) prices per share of the Registrant’s Class A Common Stock on May 15, 2008, as reported on the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Martha Stewart Living Omnimedia, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 17, 2008 (File No. 001-15395);
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above; and
     (c) The Registrant’s Registration Statement on Form 8-A, filed, as amended with the Commission on October 14, 1999, in which are described the terms, rights and provisions applicable to the Registrant’s Class A Common Stock.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware provides as follows:
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the General Corporation Law of the State of Delaware, the Registrant has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s certificate of incorporation and bylaws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
The Registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Name
5.1	Opinion of Orrick Herrington & Sutcliffe LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Orrick Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of May, 2008.

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Gregory E. Barton
Gregory E. Barton
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*Susan Lyne	President, Chief Executive Officer and Director	May 20, 2008
(Principal Executive Officer)

/s/ Howard Hochhauser Howard Hochhauser	Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2008

*Charles Koppelman	Chairman of the Board	May 20, 2008
*Charlotte Beers	Director	May 20, 2008
*Rich Boyko	Director	May 20, 2008
*Michael Goldstein	Director	May 20, 2008
*Thomas C. Siekman	Director	May 20, 2008
*Todd Slotkin	Director	May 20, 2008

*By:	/s/ Gregory E. Barton Gregory E. Barton
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Name
5.1	Opinion of Orrick Herrington & Sutcliffe LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Orrick Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney